UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              FORM N-8A (Amendment)

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:


A.   Name: MEMORIAL FUNDS
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B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

           6550 DIRECTORS PARKWAY
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           ABILENE, TEXAS 79606
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C.   Telephone Number (including area code): (800) 692-5123
                                             --------------

D.   Name and address of agent for service of process:

           Carl C. Peterson, President
           --------------------------------
           Memorial Funds
           --------------------------------
           6550 Directors Parkway
           --------------------------------
           Abilene, Texas 79606
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           Copies to:

           Charles W. Lutter, Jr
           --------------------------------
           Attorney and Counselor at Law
           --------------------------------
           103 Canyon Oaks
           --------------------------------
           San Antonio, Texas 78232
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E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ ] NO [X

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amended notification of registration to be duly signed on its behalf by the undersigned in the City of Abilene, State of Texas on this 18th day of December 2002.

                                        MEMORIAL FUNDS


                                        BY: /S/ CARL CLAYTON PETERSON
                                            --------------------------------
                                            Carl Clayton Peterson, President


ATTEST:   /S/ PAUL B. ORDONIO
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          Paul B. Ordonio
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          Vice President and Secretary
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